Exhibit 99.(9)(e)

April 23, 2007

Mutual of America Investment Corporation, Inc.
320 Park Avenue
New York, New York 10022

Dear Sirs/Madams:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A (the “Post-Effective Amendment”) of Mutual of America Investment Corporation and the proposed offering of common shares, par value $.01 per share, of the International Fund and the Retirement Income Fund, the 2010 Retirement Fund, the 2015 Retirement Fund, the 2020 Retirement Fund, the 2025 Retirement Fund, the 2030 Retirement Fund, the 2035 Retirement Fund, the 2040 Retirement Fund and the 2045 Retirement Fund (together, the “Retirement Funds”) as described in the Post-Effective Amendment.

I have reviewed such documents and records as I have deemed necessary to express an informed opinion on the matters convered hereby.  It is my opinion that the common shares of the International Fund and the Retirement Funds, when issued and sold in accordance with the Post-Effective Amendment and in jurisdictions where such sales have been authorized, will be legally issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment and to the reference to my name under the heading “Legal Matters” in the Statement of Additional Information.

Sincerely,

/s/ Patrick A. Burns
Senior Executive Vice President
and General Counsel